EXHIBIT 10(q)

                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION
                                 712 Main Street
                            Houston, Texas 77002-8096

                               September 13, 1995

Mr. John M. Slack
Vice President, Chief Financial Officer
Team, Inc.
1001 Fannin, Suite 4656
Houston, Texas  77002

         Re: Amended and Restated Loan Agreement ("Agreement") dated August 24, 1995 between Team, Inc. ("Borrower") and Texas Commerce Bank ("Bank")
Dear John:

         The Bank hereby permanently waives the violation of the covenant contained in Section 10.01(k) of the Agreement regarding the departure of H. Wesley Hall of which the Bank was informed on August 25, 1995, subject to the Borrower's agreement on the following modifications to the Agreement (all of which will be embodied in a formal amendment to the Agreement as soon as practicable):

         1. The maturity date for both the Revolver and the Term Loan will be December 1, 1996.

         2. A revised amortization of the Term Loan will require quarterly payments of principal in the amount of $350,000 commencing September 30, 1995.

         3. The Company will apply 50% of the net cash proceeds from the sale of its 801 Projects as a prepayment on the Term Loan. In addition, the Company will assign to the Bank 100% of any deferred purchase price consideration.

         4. The existing management change clause contained in Section 10.01(k) of the Agreement will be deleted and replaced in its entirety by a management change clause which will read in its entirety as follows:
                                      -1-

                           "(k) Any change is made in the individual holding the position of Chief Executive Officer of Borrower unless the Bank consents to such change within ten (10) Business Days after the earlier of written notice thereof from Borrower to Bank or the appointment or election of a new Chief Executive Officer, which consent will not be unreasonably withheld; or"

         5.       New affirmative covenants will be required:

                  o to give Bank notice of any termination or withdrawal of Borrower's CEO;

                  o to require delivery of notice of appointment of a new CEO along with his/her resume and references; and

                  o to give Bank notice of acting CEO's in the interim while a search is made for a new CEO.

         6. The key-man life insurance on Wes Hall will be released, and a $2,000,000 key-man life insurance policy will be required on William Ryan, subject to such insurance coverage being reasonably available.

         7.       With regard to calculation of the Current Ratio in Section
                  9.13 of the Agreement, the Borrower will be permitted to not treat the entire Indebtedness as a current liability, rather only the scheduled principal payments which become due in the subject period will be included.

                  Similar adjustments will be made for calculation of the Fixed Charged Coverage Ratio and any other financial covenants in the Agreement, as necessary, to avoid any default of such financial covenants occasioned by the Indebtedness being considered a current liability.

                                      -2-

          If the foregoing meets with your understanding of our agreement on these matters, please so signify by signing and returning a copy of this to the attention of the undersigned.

Sincerely,

TEXAS COMMERCE BANK NATIONAL
ASSOCIATION

By:  C. D. KARGES
     C. D. Karges
     Senior Vice President

AGREED AND ACCEPTED AS OF
SEPTEMBER 13, 1995:

TEAM, INC.

By:  JOHN M. SLACK
     John M. Slack
     Vice President

cc:      Valerie L. Banner, Esq.
         Craig W. Murray, Esq.
                                      -3-